EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated September 14, 2010 accompanying the consolidated financial statements for the fiscal year ended May 31, 2010 to be included in the filing of the 2011 Form 10-K of Intelligent Living Corp.

/s:/ Mark Bailey & Company, Ltd.

Mark Bailey & Company, Ltd.

Reno, Nevada

September 29, 2011